Exhibit 10.3

SEVERANCE AND SEPARATION AGREEMENT

This Severance and Separation Agreement (the “Agreement”) is between Strategic Capital Services, Inc. and Robert E. Chamberlain, Jr. (“Consultant”) and Deep Down, Inc., including it’s wholly-owned subsidiaries (“Deep Down”).

WHEREAS, Consultant has been advised that his consulting services with Deep Down will be ending as set forth in this Agreement; and

WHEREAS, the parties wish to set forth here their understanding regarding severance arrangements and certain other matters in connection with the planned termination of Consultant’s services at Deep Down; and

WHEREAS, the Consultant and Deep Down are parties to a Consulting Agreement dated August 6, 2007 (the “Consulting Agreement”).

WHEREAS, the parties acknowledge that good and valuable consideration is being received by each party to this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.
The Consulting Agreement and Robert E. Chamberlain, Jr.’s named executive positions of Chairman of the Board, Director and Chief Acquisitions Officer with Deep Down terminated/will terminate effective August 31, 2009;

2.
From September 1, 2009 through August 5, 2010, Strategic Capital Services, Inc. will receive compensation from Deep Down in the amount of $10,910.08 on the 15th and the last day of each month for a total of 11 monthly payments of $21,820.16 and a final payment of $3,519.38 on August 5, 2010; Mr. Chamberlain will continue to consult with the Company on acquisitions and any other corporate matters when requested by management.

3.
Robert E. Chamberlain, Jr. shall receive 750,000 shares of Deep Down stock.  This stock shall be presented to Robert E. Chamberlain, Jr. and he shall be the legal and beneficial owner of the stock no later than October 1, 2009;

4.	Any shares of stock that have been issued to Consultant, but that have not yet vested, shall be deemed to be vested upon the signing of this Agreement; and

5.	Robert E. Chamberlain, Jr. will remain in possession of the laptop computer at the end of his service with Deep Down.

In exchange for the payments and benefits provided for in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant and Deep Down hereby forever unconditionally and irrevocably mutually release and discharge each other and all of their direct and indirect affiliates, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees (other than Consultant), trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (the “Released Parties”) from any and all claims, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever arising out of, in connection with or relating in any way to Consultant’s employment with Deep Down, in law or equity, known or unknown, whether present or future, and of whatsoever kind or nature, which Consultant and Deep Down, their heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for upon, or by reason of any alleged or actual matter, cause or thing from the beginning of time until the date this Agreement is signed. Consultant and Deep Down acknowledge that this release and discharge of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorney’s fees, or any other compensation of any sort; defamation; claims under any federal, state or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute.

Consultant and Deep Down understand and acknowledge that by signing this Agreement they are waiving and releasing any and all claims they may have concerning the terms and conditions of Consultant’s employment and the termination of his employment under any U.S. or Canadian law or the last of any state, city, province, locality or commonwealth, including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, handicap, pregnancy, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medial leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so.  As such, this release includes, but is not limited to, any claims arising under the Americans with Disabilities Act (“ADA”), the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the Age Discrimination in Employment Act, as amended, and any other relevant Texas Act.

Consultant and Deep Down each represent and warrant that it has not assigned or subrogated any of its rights, claims and causes of actions, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on its behalf, and Consultant and Deep Down each agree to indemnify and hold harmless the other party and the Released Parties of the other party against any assignment of said rights, claims and/or causes of action.

Consultant further acknowledges the following:

i.	Deep Down, by providing this Agreement on September 3, 2009, advised the Consultant to consult with an attorney prior to executing this Agreement;
ii.
Deep Down has provided Consultant the opportunity to review and consider the Agreement for twenty-one days from the date Consultant receives this Agreement.  At Consultant’s option and sole discretion, Consultant may waive the twenty-one day review period and execute this Agreement before the expiration of twenty-one days.  In electing to waive the twenty-one day review period, Consultant acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person; and

iii.
Consultant may revoke this Agreement within a period of seven days after execution of this Agreement.  Consultant agrees that any such revocation is not effective unless it is made in writing and delivered to Deep Down before the end of the seventh calendar day.  Under any such valid revocation, Consultant will not be entitled to any rights under this Agreement.  This Agreement becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).

This Agreement contains the entire agreement between Consultant and Deep Down and supersedes and cancels any agreement and understanding between the parties on the subjects covered herein, and no agreements, representations or statements of either party not contained in this Agreement shall bind that party.  This Agreement can be modified only in writing signed by both parties.

The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.  If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 3rd day of September, 2009.

STRATEGIC CAPITAL SERVICES, INC.	DEEP DOWN, INC.

By: /s/ Robert E. Chamberlain, Jr.	By: /s/ Eugene L. Butler
Printed Name: Robert E. Chamberlain, Jr.	Printed Name: Eugene L. Butler
Title: President	Title: Chief Financial Officer

CONSULTANT

/s/ Robert E. Chamberlain, Jr.
Robert E. Chamberlain, Jr.